Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

July22, 2009

To the Board of Directors of
Vortec Electronics, Inc.
Reno, NV

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K, Annaul Report under the Securities Act of 1933, filed by Vortec Electronics, Inc. of our report dated May 20, 2009, relating to the financial statements of Vortec Electronics, Inc., a Nevada Corporation, as of and for the periods ending April 30, 2009 and 2008.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC